Exhibit 5.5

May 1, 2017

Precision Drilling Corporation

Suite 800, 525-8th Avenue SW

Calgary, Alberta, Canada T2P 1G1

Re:	Precision Drilling LLC

Pursuant to the Form F-4 Registration Statement

Ladies and Gentlemen:

We have acted as special Louisiana counsel for Precision Drilling LLC, a Louisiana limited liability company (the “Company”). We furnish this opinion (the “Opinion”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) by Precision Drilling Corporation (“PDC”), the Company and other registrants of a Registration Statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of PDC’s 7.750% Senior Notes due 2023 in an aggregate principal amount of USD$350 million (the “Exchange Notes”), which Exchange Notes are to be issued by PDC pursuant to the Indenture dated as of November 4, 2016, (the “Indenture”) among PDC, The Bank of New York Mellon, as U.S. Trustee, Computershare Trust Company of Canada, as Canadian Trustee, the Company and the other guarantors party thereto and the payment of which Exchange Notes and other obligations of PDC under the Indenture are being guaranteed by the Company (the “Company Guarantee”) in guarantee provisions contained in and constituting part of the Indenture.    The Exchange Notes will be offered by PDC in exchange for an aggregate principal amount of USD$350 million of PDC’s outstanding 7.750% Senior Notes due 2023 (the “Initial Notes”).

In connection with the rendition of this Opinion, our engagement has been limited in scope to our review of copies of the following documents (i) the Indenture (solely in connection with the Company Guarantee), (ii) the Articles of Organization of Company dated December 22, 1998, as amended by that Certificate of Amendment to the Articles of Organization of Grey Wolf LLC, dated May 18, 2009 (the “Articles”), (iii) the Regulations of Company dated and effective December 29, 1998, as amended by that First Amendment to Regulations of Grey Wolf LLC, dated effective October 31, 2009 (the “Regulations”), (iv) the Resolutions of the Sole Member of the Company dated November 4, 2017 (the “Resolutions,” and together with the Articles and the Regulations, the “Company Documents”), (v) the Louisiana Secretary of State Certificate, dated May 1, 2017 certifying that the Company (a) filed its charter and qualified to do business on December 29, 1998 (b) is in good standing; and (c) authorized to do business in Louisiana (collectively, the “Qualification Certificate”), (vi) a certificate dated May 1, 2017, executed by Greg Mathews, Vice President of Precision Drilling Holdings Company (“Holdings”), on its own behalf and in its capacity as sole member of the Company, and by Veronica Foley, Vice President, General Counsel and Corporate Secretary of Holdings and the Company (the “Secretary’s Certificate”), and (v) a certificate, dated May 1, 2017, from Grant M. Hunter, President of Holdings, in its capacity as the sole member of the Company (the “Company Officer’s Certificate”), and have relied on same with respect to matters of fact without independent review or verification with respect to the matters contained therein.

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You are aware, and we hereby confirm, that we (a) have not participated as counsel to PDC, Company or any other guarantor of the Exchange Notes in regard to the formation of PDC, Company or any other guarantor, and (b) except for the preparation of this Opinion and our review of the Indenture (solely in connection with the Company Guarantee), the Company Documents, the Qualification Certificate, the Secretary’s Certificate and the Company Officer’s Certificate, in connection therewith, have not participated in the negotiation or preparation of the Indenture, the Company Guarantee, the guarantees which may have been executed by the other guarantors, the Registration Statement, or any of the related agreements, reports, documents or other instruments executed or delivered in connection with the Initial Notes or the Exchange Notes. We have been retained solely for the purpose of rendering certain opinions pursuant to Louisiana law.

In making such examinations, unless otherwise specifically addressed by our opinions herein, we have assumed:

(i) The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the authentic original documents of all documents submitted to us as certified or photostatic copies, and that the documents submitted to us for review are the documents, or copies thereof, executed by the parties thereto;

(ii) Except as expressly stated in paragraph 1 regarding the Company, that each of the parties to the Indenture is (i) duly organized and validly existing, and (ii) in good standing in any jurisdiction necessary to permit it to enter into and perform under the Indenture;

(iii) Except as expressly stated in paragraph 1 regarding the Company, that each of the parties to the Indenture has the power and authority to execute and deliver such document and to perform their respective obligations thereunder;

(iv) Except as expressly stated in paragraph 1 regarding the Company, that the due execution and delivery of the Indenture by each party thereto and that the execution and delivery of such document by each party thereto, and the performance of their respective obligations thereunder, have been duly authorized by all necessary partnership, limited liability company, corporate or other similar action, as the case may be;

(v) That the Indenture constitutes the legal, valid and binding obligations of the Company and all other parties thereto, enforceable against the same, as the case may be, in accordance with its respective terms;

(vi) That consideration, fair and sufficient to support the Company Guarantee, has been and would be deemed by a court of competent jurisdiction to have been, legally adequate and duly received by the Company;

(vii) That none of the parties to the Indenture is involved in any court or administrative proceeding, or other similar proceeding, to which their business, assets or property would be subject or which would question the validity or enforceability of the Indenture;

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(viii) With the exception of the Company, that there is no requirement of consent, approval or authorization by any person or governmental authority with respect to other parties to the Indenture;

(ix) The legal capacity of all natural persons;

(x) That the federal tax identification number and organizational number of the Company set forth in the Registration Statement are correct;

(xi) Without verification, that no facts exist that would make available defenses of mutual mistake, fraud, concealment, undue influence, duress or criminal activity and that there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the agreements or documentation on which we have opined; and

(xii) That the representations as to factual matters made by or on behalf of the Company in the Indenture are accurate and complete.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.    (a) Based solely on the Qualification Certificate, (i) the Company is a limited liability company organized and validly existing under the laws of the State of Louisiana, and (ii) is authorized to do business and is in good standing in the State of Louisiana.

        (b) The execution and delivery by the Company of the Indenture, and the performance by the Company of its payment obligations, including the Company Guarantee, thereunder, has been duly authorized by all necessary limited liability action.

2. The Indenture has been duly authorized, executed and delivered by the Company.

3. Neither the execution and delivery by the Company of the Indenture, nor the performance by the Company of its payment obligations, including the Company Guarantee, thereunder, will violate, or result in a breach of, or constitute a default under, (a) the Articles or the Regulations of the Company (b) any statutory law or regulation of the State of Louisiana applicable to the Company, or (c) to our knowledge, any order, judgment, or decree of any court or governmental authority having jurisdiction over the Company or any of its properties.

The opinions expressed hereinabove are limited and qualified as follows:

(a) Our opinions are subject to the effects of bankruptcy, receivership, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, fraudulent conveyance or similar laws or equitable principals (whether applied in any proceeding at law or in equity) of general application now or hereafter in effect relating to or affecting the rights of creditors.

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(b) We have not conducted independent investigations or inquiries to determine the existence of matters, actions, proceedings, items, documents, facts, judgments, decrees, franchises, certificates, permits or the like, and we have made no independent search of the records of any court, arbitrator or governmental authority affecting the Company, and no inference as to our knowledge thereof shall be drawn from the fact of any representation of any party or otherwise and express no opinion with respect thereto. We have made no independent investigations as to the accuracy or completeness of any factual representation, warranty, data or other information, whether written or oral, that may have been made by or on behalf of the parties to the Indenture and express no opinion with respect thereto. We have made no independent investigation of any accounting or financial matters and express no opinion with respect thereto.

(c) With respect to our opinions contained in paragraph 1(a) above, we have relied solely upon the Qualification Certificate without further investigation as to matters set forth therein, and such opinions are limited to the dates of such Qualification Certificate.

(d) We express no opinion herein with respect to the need for authorizations, consents, approvals, exemptions, franchises, licenses, filings or other actions required in the operation of the business of the Company.

(e) In rendering our opinions herein, we have not conducted any investigation into the types of business and activities in which the Company engages or the manner in which the Company conducts its business, and express no opinion regarding same.

(f) We express no opinion as to the enforceability of the Indenture or any of the particular provisions therein (including, but not limited to any choice of law provisions) either under Louisiana law, laws of the United States, or pursuant to the terms and conditions of the Indenture.

(g) We express no opinion on compliance with, or any governmental or regulatory notice, filing, approval, authorization, license or consent required by or under, any (a) federal or state environmental law or regulation, (b) federal or state antitrust law, (c) federal or state taxation law, (d) federal or state worker health or safety law, (e) federal or state patent, trademark or copyright statute, rule or regulation, (f) federal or state statutory or other requirement relating to the disposition of hazardous waste or environmental protection, (g) federal or state insolvency, receivership or conservatorship law, (h) securities registration or antifraud provisions under any federal or state securities law, (i) federal or state labor or employment law, (j) federal or state employee benefits or pension law, or (k) federal or state zoning, permitting, land use building or subdivision law, ordinance, code, rule or regulations.

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(h) We express no opinion herein as to the organization or existence of Precision Drilling Holdings Company, sole member of the Company.

(i) We express no opinion as to any matters arising under any applicable federal or state securities laws, rules and regulations, antitrust or trade regulations and laws, environmental laws or regulations, tax laws, laws relating to licenses, permits, approvals or similar matters applicable to the businesses or activities of the Company, or any matters of local or municipal law or the laws of any local agencies or political subdivisions within any state or any laws which are applicable to the subject transactions or the parties thereto because of the nature or extent of their business.

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Factual matters or agreements pertaining to the Company, any subsidiary of the Company or the Indenture may exist of which we have no knowledge or information; however, we have no current actual knowledge of any facts or circumstances which would make any opinion expressed herein incorrect or inaccurate. Furthermore, no inference as to our knowledge thereof shall be drawn from the fact of our representation of the Company or any subsidiary of the Company or otherwise.

Wherever used in any opinion or statement herein, the phrases “of which we have knowledge,” “to our knowledge,” “insofar as is known to us,” “known to us” and other words of similar meaning qualify and limit such opinion or statement to the knowledge of those lawyers in this firm who have provided legal services to the Company in connection with the Indenture, of facts, matters or other information affecting such opinion or statement, which is the only matter with respect to which this firm has represented the Company.

We are licensed attorneys only in the State of Louisiana, and, therefore, except as set forth immediately hereinbelow, we express opinions herein only insofar as to matters governed by the laws of the State of Louisiana. We express no opinion as to the effect or applicability of any law of any other jurisdiction or as to any provision of the Indenture providing for the application of any other law. The opinions expressed herein are made as of the date hereof, and we assume no, and expressly disclaim any, obligation to update or supplement such opinions to reflect any facts, circumstances or changes in laws which may hereafter occur.

The scope of this Opinion is limited to those issues specifically considered herein, and no further or more expansive opinion is to be implied from the opinions expressed herein. Any variation or difference in the facts upon which this Opinion is based may affect our conclusions in an adverse manner and may make them inapplicable or inaccurate.

This Opinion is being furnished to PDC for use in connection with the transactions contemplated by the Registration Statement. This opinion letter may be relied upon you and your legal counsel but may not be relied upon by any other person without our prior written consent. Notwithstanding the foregoing, (i) this opinion may be relied upon by Osler, Hoskin &

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Harcourt LLP for the purpose of issuing its opinion letter dated as of the date hereof pursuant to the Registration Statement to be filed as Exhibit 5.1 to the Registration Statement; and (ii) we hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.5 to the Registration Statement.

Very truly yours,

/s/ SLATTERY, MARINO & ROBERTS

SLATTERY, MARINO & ROBERTS
A Professional Law Corporation